SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2001

ON Semiconductor Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30419	36-3840979

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S Employer (Identification No.)

5005 E. McDowell Road
Phoenix, Arizona 85008
(Address of Principal Executive Offices) (Zip Code)

(602) 244-6600
(Registrant’s Telephone Number, Including Area Code)

Item 5. Other Events.
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-3.1
EX-4.1
EX-4.2
EX-4.3
EX-4.4
EX-99.1

Item 5. Other Events.

         On September 7, 2001, ON Semiconductor Corporation (the “Company”) announced the closing of a $100,000,000 investment in the Company by Texas Pacific Group (“TPG”), a leading private equity investment firm and the Company’s majority stockholder.

         In connection with this investment, TPG purchased 10,000 shares of the Company’s Series A cumulative convertible preferred stock with a stated value of $10,000 per share. The Series A preferred stock has a cumulative dividend, payable quarterly in cash, at the rate of 8.0% per annum (or, if greater during the relevant quarterly period, in an amount equal to the value of the dividends that would be paid on the common stock then issuable upon conversion of the Series A preferred stock). In the event dividends are not declared or paid, the dividends will accumulate on a compounded basis. The Series A preferred stock has a liquidation preference equal to the greater of (i) the stated value of the Series A preferred stock plus all accrued and unpaid dividends thereon or (ii) the amount that would be payable to holders of the Series A preferred stock if their shares had been converted into shares of the Company’s common stock immediately prior to the liquidation event.

         The Series A preferred stock ranks prior to the common stock and any other junior securities with respect to the payment of dividends and liquidating distributions. The Company is prohibited from issuing any capital stock that ranks senior to the Series A preferred stock or is redeemable prior to the Series A preferred stock without the consent of the holders of a majority of the outstanding shares of Series A preferred stock or, subject to certain exceptions, from creating contractual or other limitations on the ability of the Company or any of its subsidiaries to pay dividends on or to repurchase or redeem any of its equity securities. However, the right of a holder to receive dividend payments or other distributions in respect of Series A preferred stock is subject to and subordinated in right of payment to the payment in full and discharge of all amounts of principal, interest and fees then outstanding under the Company’s principal credit agreement, its senior subordinated notes, and certain other existing and future indebtedness of the Company.

         Each share of Series A preferred stock is convertible at the option of the holder any time into shares of common stock at a conversion price of $2.82 per share of common stock, subject to customary anti-dilution adjustments. The conversion feature, which for financial accounting purposes has a value of approximately $13 million, will not impact the Company’s net results for the third quarter or the full year, but will decrease the Company’s per share results for such periods by approximately $0.08. Shareholder approval (or waiver by the Nasdaq thereof) will be required prior to the issuance of any shares of common stock upon conversion of the Series A preferred stock in excess of 19.9% of the number of shares of common stock outstanding on the closing date.

         At any time on or after the eighth anniversary of the issuance date of the Series A preferred stock, the holders may require the Company to redeem their shares at a redemption price equal to the greater of (i) the stated value of the Series A preferred stock plus all accrued and unpaid dividends thereon or (ii) 50% of the then current market price of the common stock (based upon the average closing price of the common stock over the preceding 30 trading days) and other assets and property, if any, into which one share of Series A preferred stock is then convertible.

         Upon a change of control, the holders of the Series A preferred stock may “put” their shares to the Company at 101% of the stated value plus accumulated and unpaid dividends.

         The holders of the Series A preferred stock will be entitled to vote with the holders of the common stock as a single class. Each share of Series A preferred stock will be entitled to approximately

3,135 votes, subject to certain adjustments for accumulated dividends and those made in accordance with the anti-dilution provisions.

         Under the transaction documents, TPG is entitled to designate two directors to serve on the Company’s Board of Directors for so long as TPG and its affiliates beneficially own at least 50% of the Series A preferred stock. The holders of the Series A preferred stock also have been granted registration rights in respect of the common stock underlying the preferred stock.

         The investment by TPG, which was required by the Company’s lenders as a condition to the waivers and amendments to the Company’s credit agreement, was approved by the Company’s board of directors, following the unanimous recommendation of a special committee of independent directors formed specifically for the purpose of negotiating, evaluating and considering the transaction. Broadview International LLC acted as the financial advisor to the special committee and delivered a fairness opinion in connection with the investment by TPG. Snell & Wilmer L.L.P. acted as the legal advisor to the special committee for the investment. As a further condition to the waivers and amendments to the credit agreement, TPG and the Company were required to enter a subordination agreement for the benefit of lenders under the Company’s principal credit facility.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Business Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Exhibits:

3.1	Certificate of Designations relating to the Series A Cumulative Convertible Preferred Stock

4.1	Specimen of Share Certificate of Series A Cumulative Convertible Preferred Stock

4.2	Investment Agreement, dated as of September 7, 2001, between TPG ON Holdings LLC and ON Semiconductor Corporation

4.3	Registration Rights Agreement, dated as of September 7, 2001, between TPG ON Holdings LLC and ON Semiconductor Corporation

4.4	Subordination Agreement, dated as of September 7, 2001, by and between TPG ON Holdings LLC and ON Semiconductor Corporation, for the benefit of Senior Creditors

99.1	Press Release dated September 7, 2001

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ON Semiconductor Corporation

Date: September 7, 2001	By /s/ Dario Sacomani

Dario Sacomani

Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
3.1	Certificate of Designations relating to the Series A Cumulative Convertible Preferred Stock

4.1	Specimen of Share Certificate of Series A Cumulative Convertible Preferred Stock

4.2	Investment Agreement, dated as of September 7, 2001, between TPG ON Holdings LLC and ON Semiconductor Corporation

4.3	Registration Rights Agreement, dated as of September 7, 2001, between TPG ON Holdings and ON Semiconductor Corporation

4.4	Subordination Agreement, dated as of September 7, 2001, by and between TPG ON Holdings LLC and ON Semiconductor Corporation, for the benefit of Senior Creditors

99.1	Press Release dated September 7, 2001

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